                                                                    EXHIBIT 11.1

                                                                        YEARS ENDED DECEMBER 31,        SIX MONTHS ENDED MARCH 31,
                                                                   ---------------------------------    --------------------------
                                                                     1996         1995         1994         1997          1996
                                                                   -------      -------      -------      -------       -------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF EARNINGS PER SHARE:
PRIMARY:
Weighted average common shares outstanding during the
  period ........................................................    5,221        4,317        3,294        6,212         5,156
Dilutive effect of stock options using the treasury stock
  method ........................................................    1,158        1,657        2,606           --(1)      1,246
                                                                   -------      -------      -------      -------       -------
         Total common equivalent shares .........................    6,379        5,974        5,900        6,212         6,402
                                                                   -------      -------      -------      -------       -------
Net income (loss) ...............................................  $ 1,574      $ 2,233      $ 3,090      $  (187)      $   566
Net income (loss) per share .....................................  $   .25      $   .37      $   .52      $  (.03)      $   .09

FULLY DILUTED:
Weighted average common shares outstanding during the
  period ........................................................    5,221        4,317        3,294        6,212         5,156
Dilutive effect of stock options using the treasury stock
  method ........................................................    1,158        1,780        2,751           --(1)      1,246
                                                                   -------      -------      -------      -------       -------
         Total common equivalent shares .........................    6,379        6,097        6,045        6,212         6,402
                                                                   -------      -------      -------      -------       -------
Net income (loss) ...............................................  $ 1,574      $ 2,233      $ 3,090      $  (187)      $   566
Net income (loss) per share .....................................  $   .25      $   .37      $   .51      $  (.03)      $   .09

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(1)  In accordance with APB Opinion No. 15, no dilutive effect was included for common stock equivalents for the six-month period ended March 31, 1997.